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                                                                    EXHIBIT 8(a)

                            TRANSFER AGENCY AGREEMENT

         THIS TRANSFER AGENCY AGREEMENT (the "Agreement") is made as of August 5, 2003, by and between Janus Adviser, a Delaware statutory trust (the "Trust"), which offers each of its portfolios in one or more classes of shares, and Janus Services LLC, a Delaware limited liability company ("JS").

         The Trust desires to appoint JS as its transfer agent and JS desires to accept such appointment.

         1. Appointment. Subject to the conditions set forth in this Agreement, the Trust hereby appoints JS as its transfer agent and JS hereby accepts such appointment with respect to all classes of the Trust. If the Trustees of the Trust hereafter determine to issue additional classes of shares of a portfolio, JS agrees that it will act as transfer agent for the shares so classified on the terms set forth in this Agreement.

         2. Services. JS agrees that it will perform or arrange for the performance by others of all of the customary services of a transfer agent of an investment company in accordance with the policies and practices of the Trust as disclosed in its registration materials or otherwise communicated to JS from time to time, including, without limitation, the following: recording the ownership, transfer, conversion, and cancellation of ownership of shares of the Trust on the books of the Trust; establishing and maintaining shareholder accounts; preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies; mailing shareholder reports and prospectuses; recording reinvestments of dividends and distributions in Trust shares; preparing and mailing confirmation forms to shareholders and dealers for purchases and redemptions of Trust shares and other transactions for which confirmations are required; paying redemption proceeds and dividends as required by the prospectus of each series of the Trust and as instructed by shareholders; cooperating with insurance companies, qualified plans, broker-dealers and financial intermediaries who represent shareholders of the Trust; and undertaking certain anti-money laundering responsibilities as detailed in Janus' Anti-Money Laundering Program as approved by the Trustees pursuant to the USA PATRIOT Act.

         3. Records. JS shall maintain such books and records relating to transactions effected by JS pursuant to this Agreement as are required by the Investment Company Act of 1940 (the "1940 Act"), or by rules or regulations thereunder, to be maintained by the Trust or its transfer agent with respect to such transactions. JS shall preserve, or cause to be preserved, any such books and records for the period and in the manner prescribed by any such law, rule, or regulation, and shall furnish the Trust such information as to such transactions and at such times as may be reasonably required by it to comply with applicable laws and regulations. To the extent required by the 1940 Act and the rules and regulations thereunder, JS agrees that all records maintained by JS relating to the services performed by JS pursuant to this Agreement are the property of the Trust and will be preserved and will be surrendered promptly to the Trust upon request.

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         4.       Share Registration. All requisite steps will be taken by the
Trust from time to time when and as necessary to register the Trust's shares for sale with the SEC and in all states in which the Trust's shares shall at the time be offered for sale and require registration.

         5. Compensation and Expenses. Each class of the Trust shall reimburse JS for out-of-pocket expenses incurred by JS in connection with its performance of services rendered under this Agreement. JS shall bill the appropriate class of the Trust as soon as practicable after the end of each calendar month for the expenses for that month. The class shall promptly pay to JS the amount of such billing. In addition, JS may receive from the Class I Shares of the Trust a fee calculated at an annual rate of up to .25% of the average daily net assets of the Class I Shares of the Trust and may receive from the Investor Shares of the Trust a fee calculated at an annual rate of up to ..10% of the average daily net assets of the Investor Shares of the Trust. Such fees compensate JS for providing, or arranging for the provision of, recordkeeping, subaccounting and administrative services to investors in such classes.

JS may from time to time earn interest on bank deposit accounts maintained by JS for purposes of holding redemption proceeds or dividend payments due to shareholders. JS shall credit all such interest to the Trust on a monthly basis.

         6. Responsibility of JS. JS shall use reasonable care in performing its duties and obligations under this Agreement. JS shall be liable for any direct damage incurred by the Trust in consequence of JS's negligence, bad faith, or willful misconduct.

         7.       Indemnification.

                  a. JS shall not be responsible for, and the Trust shall hold harmless and indemnify JS from and against, any loss by or liability to the Trust or a third party (including reasonable attorney's fees and costs) in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken or omitted by JS or any of its agents pursuant to this Agreement, unless JS's actions or omissions constitute a breach of the standard of care under this Agreement. The Trust will be responsible for, and will have the right to conduct or control the defense of, any litigation asserting liability against which JS is indemnified hereunder. JS will not be under any obligation to prosecute or defend any action or suit with respect to the agency relationship hereunder, which, in its opinion, may involve it in expense or liability for which it is indemnified hereunder, unless the Trust will, as often as requested, furnish JS with reasonable, satisfactory security and indemnity against such expense or liability.

                  b. JS will hold harmless and indemnify the Trust from and against any loss or liability (including reasonable attorney's fees and costs) arising out of any failure by JS to comply with the terms of this Agreement due to JS's breach of the standard of care under this Agreement.

         8.       Termination of Agreement.

                  a. This Agreement may be terminated by either party upon receipt of sixty (60) days' written notice from the other party.

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                  b.       The Trust, in addition to any other rights and
remedies, shall have the right to terminate this Agreement immediately upon the occurrence at any time of any of the following events:

                           (1)      Any interruption or cessation of operations
of JS or its assigns that materially interferes with the business operation of the Trust;

                           (2)      The bankruptcy of JS or its assigns or the
appointment of a receiver for JS or its assigns;

                           (3)      Any merger, consolidation, or sale of
substantially all the assets of JS or its assigns;

                           (4)      Failure by JS or its assigns to perform its
duties in accordance with this Agreement, which failure materially adversely affects the business operations of the Trust and which failure continues for ten
(10) days after receipt of written notice from JS.

                  c. In the event of termination, each class of the Trust will promptly pay JS all amounts due to JS hereunder.

                  d. In the event of termination, JS will use its best efforts to transfer the books and records of the Trust to the designated successor agent and to provide other information relating to its services provided hereunder for reasonable compensation therefore.

         9.       Assignment.

                  a. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other; provided, however, that any such assignment shall be subject to the prior written approval of the Trust and no such assignment will relieve JS of any of its obligations hereunder. JS may, however, employ agents to assist it in performing its duties hereunder.

                  b. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

         10. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

         11. Amendments. No provisions of this Agreement may be amended or modified in any manner, except by a written agreement properly authorized and executed by both parties hereto.

         12. Limitation of Personal Liability. The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of such liabilities.

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         IN WITNESS WHEREOF, the parties have executed this Agreement.

                                     JANUS ADVISER

                                     By: /s/ KELLEY ABBOTT HOWES
                                        ----------------------------------
                                     Name:  Kelley Abbott Howes
                                     Title: Vice President

                                     JANUS SERVICES LLC

                                     By: /s/ BONNIE M. HOWE
                                        ----------------------------------
                                     Name:  Bonnie M. Howe
                                     Title: Vice President

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